EXHIBIT 16.1

August 5, 2010

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549-7561

File Number: 1-6549

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K of American Science and Engineering, Inc. dated August 5, 2010, filed with the Securities and Exchange Commission on August 5, 2010 and are in agreement with the statements concerning our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Caturano and Company, Inc.

Caturano and Company, Inc.

Boston, Massachusetts